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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]    Preliminary Proxy Statement         [ ]  Confidential, For Use of the
[ ]    Definitive Proxy Statement               Commission Only (as permitted
[ ]    Definitive Additional Materials          by Rule 14a-6(e)(2))
[X]    Soliciting Material Pursuant to
       Rule 14a-12

                                 PROVANT, INC.
                     ------------------------------------
               (Name of Registrant as Specified In Its Charter)

                PROVANT COMMITTEE TO RESTORE SHAREHOLDER VALUE
                ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
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         pursuant to Exchange Act Rule 0-11:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     4)  Date Filed:

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Vice Chairman of The Charles Schwab Corporation Named to Alternative Slate of
Directors of Provant

NEW YORK-August 21, 2001

John Philip Coghlan, Vice Chairman of The Charles Schwab Corporation, has been named by the Provant Committee to Restore Shareholder Value as one of its nominees for the alternative slate of directors of Provant, Inc. (NASDAQ: POVT). Mr. Coghlan is the seventh and final member of what is a diverse and world-class alternative slate of directors. Joseph Alibrandi, former Chairman and CEO of Whittaker Corp., James Perkins, former Senior Vice President and Chief Personnel Officer of Federal Express, Christopher Greendale, a distinguished technology entrepreneur and executive, Dominic J. Puopolo, a successful business services entrepreneur and executive, Brian Sellstrom, former Chairman and CEO of AchieveGlobal, and Robert T. Puopolo, a proven Wall Street executive and education industry investor, were recently named to the alternative slate of directors. Mr. Sellstrom was named as the Committee's choice for Provant CEO. Mr. Robert T. Puopolo was named as the Committee's choice for Provant Chairman.

In addition to Mr. Coghlan's position as Vice Chairman of The Charles Schwab Corporation, he is also a member of Schwab's Executive Committee. Mr. Coghlan is responsible for overseeing Schwab's services for corporations and their employees through retirement plans and equity compensation plans, and services for independent investment managers, together comprising some 30% of the client assets held at Schwab. Mr. Coghlan has been with The Charles Schwab Corporation for 16 years. He has also served as an Adjunct Professor of Marketing at the University of San Francisco and San Francisco State University.

"We are delighted that John will be contributing his knowledge and experience to our slate of directors for the Provant board," a spokesperson said. "John's experience in working with Schwab to successfully transform its business developing a customer focused strategy, implementing innovative sales and marketing initiatives, and adopting leading edge technologies will be extremely useful to Provant as it is facing many similar challenges. In addition, John's work at Schwab serving a wide variety of corporate clients and his understanding of the financial services industry, together with his expertise in marketing will be of great benefit to Provant in sales and marketing and product development. The financial services industry, in particular, is a declared specialization for Provant, and John's grasp of how to develop business in this sector will be critically important."

"I am indeed looking forward to contributing to the Provant board," said Coghlan. "My experience at Schwab has illustrated the major competitive advantages available from deploying industry leading technology solutions, and the importance of continuing learning for the employees of services companies. I have also come to understand what it takes to earn the trust of corporate clients by delivering professional services and products to their employees, and how to develop their business into lasting relationships. I hope to help Provant succeed in the financial services arena and across the full range of its broad corporate marketplace."

Mr. Coghlan's full biography can be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com, by calling Epic Partners at (646) 375-2123, or can be found on the EDGAR database of the Securities and Exchange Commission (the "SEC") in a filing being made today.

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Information concerning the participants in any solicitation by the Committee of proxies with respect to Provant's 2001 annual meeting, and their direct or indirect interests, can be found in the Schedule 14A being filed by the Committee with the SEC today pursuant to Rule 14a-12.

The Committee will file with the SEC and will furnish to security holders of Provant, a proxy statement, which security holders are advised to read because it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by the Committee and Provant at the SEC's website at www.sec.gov. When available the proxy statement may also be obtained by consulting the Committee's Internet website at www.povtmaxvalue.com or by contacting Epic Partners, at 116 West 23rd Street, 5th floor, New York NY 10011, (646) 375-2123.

About Epic Partners --Epic Partners is a merchant banking firm focused exclusively on the education and training industry. Its partners have extensive senior-level investment banking, restructuring and turnaround, management consulting and private equity experience. One of its partners is the former head of the Merger and Acquisition Group at a major Wall Street investment banking firm.

The Charles Schwab Corporation is not affiliated with Provant, Inc. or Epic Partners.

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